UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. __)


                Elite Information Group, Inc.
---------------------------------------------------------------
                       (Name of Issuer)

                         Common Stock
---------------------------------------------------------------
                (Title of Class of Securities)

                          28659M106
---------------------------------------------------------------
                        (CUSIP Number)

                      December 31, 2001
---------------------------------------------------------------
   (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|   Rule 13d-1(b)
|_|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                     Page 1 of 11 Pages

  -----------------------------                     ------------------
  CUSIP No. 28659M106              SCHEDULE 13G     Page 2 of 11 Pages
  -----------------------------                     ------------------


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Ironwood Capital Management, LLC
       Tax ID 04-3386084
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts
--------------------------------------------------------------------------------
   NUMBER OF           5        SOLE VOTING POWER
    SHARES                      0
 BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH
                ----------------------------------------------------------------
                       6        SHARED VOTING POWER
                                475,325
                ----------------------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                0
                ----------------------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                754,925
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       754,925
--------------------------------------------------------------------------------
   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|
--------------------------------------------------------------------------------
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       9.36%
--------------------------------------------------------------------------------
   12  TYPE OF REPORTING PERSON
       OO, IA
--------------------------------------------------------------------------------

  -----------------------------                     ------------------
  CUSIP No. 28659M106              SCHEDULE 13G     Page 3 of 11 Pages
  -----------------------------                     ------------------


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Warren J. Isabelle
       N/A
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       American
--------------------------------------------------------------------------------
   NUMBER OF           5        SOLE VOTING POWER
    SHARES                      0
 BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH
                ----------------------------------------------------------------
                       6        SHARED VOTING POWER
                                475,325
                ----------------------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                0
                ----------------------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                754,925
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       754,925
--------------------------------------------------------------------------------
   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|
--------------------------------------------------------------------------------
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       9.36%
--------------------------------------------------------------------------------
   12  TYPE OF REPORTING PERSON
       HC
--------------------------------------------------------------------------------

  -----------------------------                     ------------------
  CUSIP No. 28659M106              SCHEDULE 13G     Page 4 of 11 Pages
  -----------------------------                     ------------------


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Richard L. Droster
       N/A
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       American
--------------------------------------------------------------------------------
   NUMBER OF           5        SOLE VOTING POWER
    SHARES                      0
 BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH
                ----------------------------------------------------------------
                       6        SHARED VOTING POWER
                                475,325
                ----------------------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                0
                ----------------------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                754,925
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       754,925
--------------------------------------------------------------------------------
   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|
--------------------------------------------------------------------------------
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       9.36%
--------------------------------------------------------------------------------
   12  TYPE OF REPORTING PERSON
       HC
--------------------------------------------------------------------------------

  -----------------------------                     ------------------
  CUSIP No. 28659M106              SCHEDULE 13G     Page 5 of 11 Pages
  -----------------------------                     ------------------


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Donald Collins
       N/A
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |_|
                                                             (b) |X|
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       American
--------------------------------------------------------------------------------
   NUMBER OF           5        SOLE VOTING POWER
    SHARES                      0
 BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH
                ----------------------------------------------------------------
                       6        SHARED VOTING POWER
                                475,325
                ----------------------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                0
                ----------------------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                754,925
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       754,925
--------------------------------------------------------------------------------
   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|
--------------------------------------------------------------------------------
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       9.36%
--------------------------------------------------------------------------------
   12  TYPE OF REPORTING PERSON
       HC
--------------------------------------------------------------------------------

  -----------------------------                     ------------------
  CUSIP No. 28659M106              SCHEDULE 13G     Page 6 of 11 Pages
  -----------------------------                     ------------------


Item 1.    (a). Name of Issuer: Elite Information Group, Inc.

           (b). Address of Issuer's Principal Executive Offices:

                5100 West Goldleaf Circle,
                Suite 100
                Los Angeles, CA  90056

Item 2.    (a). Name of Person Filing:

                (i) Ironwood Capital Management, LLC ("ICM")
                (ii) Warren J. Isabelle ("Isabelle")
                (iii) Richard L. Droster ("Droster")
                (iv) Donald Collins ("Collins")

           (b). Address of Principal Business Office or, if none, Residence:

                ICM:
                21 Custom House Street
                Boston, MA 02110

                Isabelle:
                c/o ICM:
                21 Custom House Street
                Boston, MA 02110

                Droster:
                c/o ICM:
                21 Custom House Street
                Boston, MA 02110

                Collins:
                c/o ICM:
                21 Custom House Street
                Boston, MA 02110

           (c). Citizenship or Place of Organization:

                ICM:        Massachusetts
                Isabelle:   American
                Droster:    American
                Collins:    American

           (d). Title of Class of Securities: Common Stock

  -----------------------------                     ------------------
  CUSIP No. 28659M106              SCHEDULE 13G     Page 7 of 11 Pages
  -----------------------------                     ------------------

           (e). CUSIP Number:  28659M106

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                (a)  [ ] Broker or dealer registered under section 15 of
                         the Act (15 U.S.C. 78o);
                (b)  [ ] Bank as defined in section 3(a)(6) of the
                         Act (15 U.S.C. 78c);
                (c)  [ ] Insurance company as defined in section 3(a)(19)
                         of the Act (15 U.S.C. 78c.);
                (d)  [ ] Investment company registered under section 8 of
                         the Investment Company Act of 1940 (15 U.S.C. 80a-8);
                (e)  [x] An investment adviser in accordance with
                         section 240.13d-1(b)(1)(ii)(E);
                (f)  [ ] An employee benefit plan or endowment fund in
                         accordance with section 240.13d-1(b)(1)(ii) (F);
                (g)  [ ] A parent holding company or control person in
                         accordance with section 240.13d-1(b)(1)(ii)(G);
                (h)  [ ] A savings associations as defined in
                         section 3(b) of the Federal Deposit Insurance
                         Act (12 U.S.C. 1813);
                (i)  [ ] A church plan that is excluded from the
                         definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
                         (15 U.S.C. 80a-3);
                (j)  [ ] Group, in accordance with section 240.13d-1(b)(1)
                         (ii)(J).

Item 4.    Ownership.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a). Amount beneficially owned:
                (i)   ICM:      754,925
                                -------
                (ii)  Isabelle: 754,925
                                -------
                (iii) Droster:  754,925
                                -------
                (iv) Collins:   754,925
                                -------

  -----------------------------                     ------------------
  CUSIP No. 28659M106              SCHEDULE 13G     Page 8 of 11 Pages
  -----------------------------                     ------------------


      (b). Percent of class:
                (i)   ICM:      9.36%
                                ----
                (ii)  Isabelle: 9.36%
                                ----
                (iii) Droster:  9.36%
                                ----
                (iv) Collins:   9.36%
                                ----
      (c). Number of shares as to which the person has:

           (1) Sole power to vote or to direct the vote:

                (i)   ICM:      0
                                ------
                (ii)  Isabelle: 0
                                ------
                (iii) Droster:  0
                                ------
                (iv)  Collins:  0
                                ------

           (2)  Shared power to vote or to direct the vote:

                (i)   ICM:  475,325
                              -------
                (ii)  Isabelle:  475,325
                                   -------
                (iii) Droster:  475,325
                                  -------
                (iv)  Collins:  475,325
                                  -------

           (3)  Sole power to dispose or to direct the
                disposition of :

                (i)   ICM:      0
                                --------
                (ii)  Isabelle: 0
                                --------
                (iii) Droster:  0
                                --------
                (iv)  Collins:  0
                                --------

           (4) Shared power to dispose or to direct the disposition of:

                  (i)   ICM:  754,925
                              -------
                  (ii)  Isabelle:  754,925
                                   -------
                  (iii) Droster:  754,925
                                  -------
                  (iv)  Collins:  754,925
                                  -------

Item 5.    Ownership  of Five  Percent  or Less of a  Class:

           Not Applicable

  -----------------------------                     ------------------
  CUSIP No. 28659M106              SCHEDULE 13G     Page 9 of 11 Pages
  -----------------------------                     ------------------

Item 6.     Ownership of More Than Five Percent on Behalf of Another
            Person:

            Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent
            Holding Company:

            Not Applicable

Item 8.     Identification and Classification of Members of the Group:

            Not Applicable

Item 9.     Notice of Dissolution of Group:

            Not Applicable

Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

  -----------------------------                     ------------------
  CUSIP No. 28659M106              SCHEDULE 13G     Page 10 of 11 Pages
  -----------------------------                     ------------------


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    IRONWOOD CAPITAL
                                    MANAGEMENT, LLC

Date:  February 14, 2002            By:               *
                                          ---------------------------------
                                          Warren J. Isabelle, Manager


Date:  February 14, 2002                              *
                                          ---------------------------------
                                          Warren J. Isabelle, Manager


Date:  February 14, 2002                              *
                                          ---------------------------------
                                          Richard L. Droster,
                                          Executive Vice President


Date:  February 14, 2002                              *
                                          --------------------------------
                                          Donald Collins,
                                          Senior Portfolio Manager


By:   /s/ Gary S. Saks                February 14, 2002
      ------------------------------
      Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.

  -----------------------------                     -------------------
  CUSIP No. 28659M106              SCHEDULE 13G     Page 11 of 11 Pages
  -----------------------------                     -------------------



                                   EXHIBIT 1

JOINT FILING AGREEMENT AMONG IRONWOOD CAPITAL MANAGEMENT, LLC
WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

     NOW, THEREFORE, the parties hereto agree as follows:

IRONWOOD CAPITAL MANAGEMENT, LLC, WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                IRONWOOD CAPITAL
                                MANAGEMENT, LLC

Date:  February 14, 2002        By:               *
                                    ---------------------------------
                                    Warren J. Isabelle, Manager


Date:  February 14, 2002                        *
                                    ---------------------------------
                                    Warren J. Isabelle


Date:  February 14, 2002                        *
                                    ---------------------------------
                                    Richard L. Droster


Date:  February 14, 2002                        *
                                    ---------------------------------
                                    Donald Collins


By:   /s/ Gary S. Saks              February 14, 2002
      ------------------------------
      Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.